Exhibit 10.24

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is made and entered into as of December 6, 2024 (the “Effective Date”), between and among Volcon, Inc. (“Volcon”) and GLV Ventures (“GLV”). Volcon and GLV are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Volcon and GLV entered into the Supplier Agreement dated March 11, 2022 for the development and engineering of the Volcon Stag vehicle prototypes;

WHEREAS, Volcon and GLV entered into the Supplier Agreement dated May 29, 2022 for the manufacturing of the Volcon Grunt EVO motorcycle;

WHEREAS, Volcon and GLV entered into the Supplier Agreement dated August 11, 2022 for the manufacturing of the Volcon Stag vehicle. The three supplier agreements are collectively referred to herein as the “Supplier Agreements”;

WHEREAS, a dispute arose between the Parties regarding GLV’s performance and Volcon’s obligations under the Supplier Agreements;

WHEREAS, the Parties now desire to compromise, settle and discharge, fully and finally, any and all claims, controversies, demands, and disputes between them with regard to the Supplier Agreements. Each Party denies any wrongdoing, unlawful conduct or liability whatsoever on his, her, or its part, but nevertheless has concluded that it is in his, her, or its best interest to settle the differences, disagreements, and disputes as hereinafter set forth and desires to enter into this Agreement pursuant to the terms set forth herein; and

NOW, THEREFORE, in consideration of the agreements herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.	Recitals. The foregoing recitals are an integral part of this Agreement and are incorporated herein by reference.

2.	Termination of Supplier Agreements; Termination Fee. Upon execution of this Agreement, Volcon and GLV agree that each of the Supplier Agreements are immediately terminated, and that neither party shall have any liability or obligation to the other party except as set forth in this Agreement. Upon execution of the Agreement and subject to the provisions of this Agreement, Volcon shall pay to GLV One Hundred Twenty-Five Thousand dollars ($125,000.000) per month for twenty-two (22) months with the first payment to be made within one business day of the date of this Agreement and each following payment shall be made on the first business day of each month thereafter.

3.	Vendors.

a.     Volcon agrees to negotiate the settlement of any amounts due in connection with the Supplier Agreements to the following vendors: [***] (the “Volcon Vendors”). Volcon agrees to defend, indemnify, and hold harmless GLV and its representatives, officers, directors, employees, agents, affiliates, successors, and assigns from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from any action by the Volcon Vendors, against GLV that is based on a claim regarding services performed or parts supplied under the Supplier Agreements. GLV acknowledges and represents that it is not in possession of any invoices from the Volcon Vendors.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

b.    GLV agrees to negotiate the settlement of all vendors, except for the Volcon Vendors (the “GLV Vendors”). GLV agrees to defend, indemnify, and hold harmless Volcon and its representatives, officers, directors, employees, agents, affiliates, successors, and assigns from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from any action by a vendor or any third party, excluding the Volcon Vendors, against Volcon that is based on a claim regarding services performed or parts supplied under the Supplier Agreements. To the extent any amounts are owed to Volcon pursuant to the terms of this Section 3(b), in addition to Volcon’s rights to enforce the terms of this Section 3(b), Volcon shall be entitled to offset such amounts against any future termination fees payable to GLV pursuant to this Agreement.

4.	Remaining Inventory.

a.	Volcon shall deliver, at Volcon’s expense, to GLV’s Texas facility or other U.S. location the remaining inventory of [***]. GLV agrees to accept the foregoing inventory upon five business days’ notice from Volcon.

b.	Within ten business days of execution of this Agreement, GLV agrees, at its expense, to arrange for the transfer of eighteen Grunt EVOs currently in Volcon’s Round Rock facility.

5.	Inventory and Assets in GLV Possession. Volcon waives all rights, claims or liens against all parts, components, tooling, prototypes, or partially completed units in GLV’s possession, including any such parts or components for which Volcon already has made payment to the supplier.

6.	Non-Exclusive License. Volcon shall give GLV a non-exclusive license to any of Volcon’s intellectual property rights embodied in the engineering designs and specifications of the Grunt motorcycle or the Stag vehicle, but excluding any trademarks, trade names, or other branding or logos. Volcon acknowledges that upon the delivery of one Stag vehicle unit to the military it has no outstanding purchase orders or agreements related to the Stag project. Volcon agrees that GLV may contact the military in connection with future stag units and mobile charging units. GLV covenants and agrees not to market or promote any product or the business of GLV using the Volcon, Grunt, or Stag marks or names or otherwise hold itself out as having a prior, current, or future association with Volcon or any of its products.

7.	Releases.

a.    By Volcon. Upon execution of this Agreement, Volcon and its shareholders, owners, members, investors, affiliates or related entities, current and former officers, managers, directors, employees, agents, respective heirs, successors, and assigns (“the Volcon Releasors”), fully and forever agree to release, discharge, hold harmless, and covenant not to sue GLV and its heirs, successors, and assigns from any and all actions, causes of action, claims, potential claims, demands, charges, losses, debts, damages, attorneys’ fees, expenses, judgments, awards, and interest of whatever nature (“claims”), whether known or unknown, recognized in law or in equity, matured or unmature, that the Volcon Releasors had or may have had against GLV arising out of, on account of, or in relation to any matter, cause, or thing, including but not limited to the dispute arising under the Supplier Agreements.

b.    By GLV. Upon execution of this Agreement, GLV and its shareholders, owners, members, investors, affiliates or related entities, current and former officers, managers, directors, employees, agents, respective heirs, successors, and assigns (“the GLV Releasors”), fully and forever agree to release, discharge, hold harmless, and covenant not to sue Volcon and its heirs, successors, and assigns from any and all actions, causes of action, claims, potential claims, demands, charges, losses, debts, damages, attorneys’ fees, expenses, judgments, awards, and interest of whatever nature (“claims”), whether known or unknown, recognized in law or in equity, matured or unmature, that the GLV Releasors had or may have had against Volcon arising out of, on account of, or in relation to any matter, cause, or thing, including but not limited to the dispute arising under the Supplier Agreements and excluding any continuing obligations with respect to product liability, product recall, warranty, insurance, and related indemnity for units deliver by GLV to Volcon prior to the Effective Date of the Agreement.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

8.	No Admission of Liability. Nothing contained in or to be done under or pursuant to this Agreement is, or shall in any way be construed as, an admission or acknowledgement by the Parties of any liability or responsibility for, or the validity of, any claims or causes of action.

9.	Confidentiality. The Parties and their respective counsel agree that Volcon may disclose any of the terms of this Agreement or any amounts to be paid to GLV pursuant to this Agreement.

10.	Mutual Non-Disparagement Covenant. The Parties agree to not, directly or indirectly, make or publish any written, oral, or electronic statements that disparages or denigrates one another or any of their employees, executives, goods, products, or services.

11.	Negotiation and Authority to Execute Agreement. This Agreement reflects the amicable settlement of honest differences between the Parties. The Parties acknowledge that they have consulted with legal counsel concerning this Agreement, that they have read this Agreement in its entirety, that they understand its terms and that its terms are fair, reasonable, and enforceable, that they have had ample opportunity to negotiate with each other with regard to all of its terms, that they have entered into this Agreement freely and voluntarily without fraud, duress, or coercion, and that they have the full right, power, authority, and capacity to enter into and execute this Agreement.

12.	Agreement Executed In Good Faith. The Parties agree and represent that they have entered into this Agreement honestly, in good faith, at arm’s length, were not subject to duress, and did not rely on any representations made by any other parties.

13.	Governing Law. The validity, construction, interpretation, effect and enforceability of this Agreement shall be governed by the laws of the State of Texas without regard to its choice of law or conflict of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.	Jurisdiction and Venue. The Parties consent to the exclusive jurisdiction and venue of federal or state courts located in Travis County, Texas for any action arising under or out of or relating to this Agreement; all Parties consent to personal jurisdiction and venue in such courts and hereby expressly waive any objection to the forum and any objection based on lack of personal jurisdiction.

15.	Entire Agreement. This Agreement, after full execution, memorializes and constitutes the entire settlement and release agreement between the Parties to this Agreement and supersedes and replaces all prior negotiations, proposed settlement and release agreements and settlement and release agreements, whether written or oral, between the Parties. There are no representations, promises, agreements or undertakings between the Parties other than those set forth expressly in the provisions of this Agreement, and neither Party is relying on any such representation, promise, agreement or undertaking. The Parties agree that the entire consideration for the releases and mutual promises exchanged herein constitutes the entire consideration for the Agreement.

16.	Written Amendments Only. This Agreement contains and states the entire agreement of the Parties hereto with respect to the subject matter of this Agreement. This Agreement shall not be amended, modified or changed except by a writing signed by all the Parties hereto.

17.	Severability. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be considered severed and deleted. Neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions of this Agreement.

18.	Execution in Counterpart. This Agreement may be executed in one or more counterparts, any one of which need not contain the signature of more than one party and all of which taken together shall constitute one in the same agreement. Facsimile and electronic signatures shall be valid and effective as if original signatures.

19.	Attorneys’ Fees. Each Party to this Agreement agrees to bear his or its own costs, expenses, and attorneys’ fees associated with the Actions, the negotiation and drafting of this Agreement, the negotiations and settlement which led to this Agreement, or otherwise relating in any way to the dispute between the Parties.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

20.	Construction/Interpretation. The Parties agree that this Agreement has been, and shall be, construed to have been drafted by all the parties to this Agreement to it so that the rule of construing ambiguities against the drafter shall have no force or effect.

21.	No Assignment or Transfer. GLV represents and warrants that it has not and covenants that it will not assign or transfer any claim against Volcon to any other person or entity or otherwise represent or assert that Volcon is liable to any third party for any obligation relating to its business dealings with GLV or any of the claims embodied in the releases specified in this Agreement.

22.	Authorized Party. The Parties agree that the foregoing Agreement has been carefully read, that they understand its contents, and have signed the Agreement of their own free will and have not been influenced in making this Agreement by any representative of any of the Parties to this Agreement. The person executing this Agreement on behalf of each of the parties is fully authorized and legally competent to execute this Agreement as the legal, valid, and binding act and deed of such party, and is a duly authorized representative of such party.

23.	Notice. Any notice required to be given under this agreement shall be given either by electronic mail as follows:

To Volcon:

Volcon, Inc.

3121 Eagles Nest Street, Suite 120

Round Rock, TX 78665

Attention: Greg Endo, CFO

greg@volcon.com

With copies (which shall not be deemed to be notices) to:

Cavas Pavri

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

cavas.pavri@afslaw.com

To GLV: GLV Ventures [***] With copies (which shall not be deemed to be notices) to: [***]

[Signatures appear on next page.]

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

VOLCON INC.

By: /s/ Greg Endo

Name: Greg Endo

Title: Chief Financial Officer

GLV VENTURES

By: [***]

Name: [***

Title: [***]

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